UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

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Commencing April 15, 2016, members of our Investor Relations staff discussed and/or sent the following information in connection with solicitation of the proxies of certain stockholders.

Theodore J. Bigos is a key member of the TCF Financial Corporation (“TCF”) Board of Directors (“Board”), whose unparalleled knowledge of the commercial real estate market is critical to the Board’s risk management efforts in its commercial real estate portfolio, and to TCF’s business development efforts in its commercial real estate business. On occasions where he missed meetings in person, Mr. Bigos contacted the Chairman with any questions or concerns he had on items before the Board or relevant Committee meeting, and TCF does not believe that his absence should be the sole factor in determining the quality of his service to TCF.

TCF believes that Director engagement is of paramount importance. TCF does not, however, believe that one-year attendance of a Director is the only measurement of Director engagement. Since joining the Board in 2008, Mr. Bigos has attended 90% of meetings of the Board and committees of which he was a member. The table below provides by year the total number of meetings and the number and percentage of meetings that Mr. Bigos attended. In addition, Mr. Bigos frequently has informal discussions between meetings where he provides TCF with emerging developments and valuable information regarding the commercial real estate market. While this never shows up as an attendance statistic, it is invaluable to TCF.

	Total Meetings	Meetings Attended		Percent Attended
2008	4	4		100
2009	13	13		100
2010	18	18		100
2011	23	23		100
2012	22	22		100
2013	22	21		95
2014	28	24	[1]	86
2015	26	16		62
Total	156	141		90

During 2015, Mr. Bigos was absent on three occasions which, due to the structure of TCF’s Board and Committee meetings, accounted for ten meetings missed. The table below sets forth the days that he was absent, the number of meetings missed, and the specific meetings that occurred on each of those days for the Board and Committees of which he is a member.

Date	Meetings Missed	Meetings
Out of town Meeting January 22nd & 23rd	4	1. Board 2. Compensation, Nominating, and Corporate Governance 3. Finance 4. Risk
March 23rd	2	1. Finance 2. Risk
July 20th	4	1. Board 2. Compensation, Nominating, and Corporate Governance 3. Finance 4. Risk

1 The four meetings missed by Mr. Bigos in 2014 were as a result of Mr. Bigos being unavailable on only one day.